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                                                                       EXHIBIT 1

                           1994 STOCK INCENTIVE PLAN

                                       OF

                          BETHLEHEM STEEL CORPORATION

1. PURPOSE OF THE PLAN.
  This Stock Incentive Plan (the Plan) is intended to encourage ownership of Common Stock of Bethlehem Steel Corporation (Bethlehem) by key employees of Bethlehem and its subsidiaries and to provide additional incentive for them to promote the success of the business.

2. STOCK SUBJECT TO THE PLAN.
  Subject to certain adjustments as set forth in Section 15 hereof, there shall be reserved for issuance upon the exercise or surrender of the right to exer-cise options to be granted under the Plan (Options) and pursuant to stock awards (Grants) an aggregate of 4,000,000 shares of the Common Stock of Bethle-hem (Common Stock); provided, however, that the number of such shares issued pursuant to Grants shall not exceed 1,000,000. Such shares may be, in whole or in part, as the Board of Directors of Bethlehem (Board) shall from time to time determine, issued shares of Common Stock which have been reacquired by Bethle-hem or authorized but unissued shares of Common Stock. Except as otherwise pro-vided in Section 7 hereof, if any Option shall expire, terminate or be for-feited or canceled for any reason without having been exercised or the right to exercise it surrendered in full, the remaining shares covered thereby shall again be available for the purposes of the Plan, and if any Grant shall be for-feited before the restrictions provided for in such Grant shall lapse in full, the remaining shares covered thereby shall again be available for the purposes of the Plan.

  Options under the Plan may be incentive stock options within the meaning of
Section 422(b) of the Internal Revenue Code of 1986, as the same may be amended from time to time, or nonqualified stock options and shall be designated ac-cordingly in the applicable option agreement.

3. PERSONS TO WHOM AWARDS SHALL BE GRANTED.

  Options and Grants (Awards) may be granted, separately or in such combina-tions as the Board may in any individual case determine, to regular key employ-ees (including officers) of Bethlehem or of any subsidiary of Bethlehem who shall be selected as provided in Section 20 hereof. A director of Bethlehem or of a subsidiary who shall not at the time also be an employee of Bethlehem or a subsidiary shall not be eligible to receive an Award. An employee who shall have been granted an Award may be granted one or more additional Awards; howev-er, no employee may receive Awards under the Plan over the period the Plan is in effect for an aggregate of more than 400,000 shares, subject to adjustment as set forth in Section 15 hereof. The term "subsidiary" as used in this Plan means a corporation more than 50% of the voting stock of which shall at the time be owned directly or indirectly by Bethlehem.

                                    OPTIONS

4. OPTION PRICES.
  The purchase price of the Common Stock covered by each Option shall be not less than 100% of the fair market value of the Common Stock at the time of granting the Option. Such fair market value shall be determined by the Board but shall not be less than the mean of the high and low prices of the Common Stock on the New York Stock Exchange on the day the Option shall be granted. No outstanding Option may be amended to lower the purchase price of the Common Stock covered thereby.

5. TERM OF OPTIONS.
  The term of each Option shall be not more than ten years from the date of granting thereof and shall be subject to earlier termination or forfeiture as herein provided.

6. EXERCISE OF OPTIONS.
  An Option may be made exercisable at any time or from time to time, in one or more installments, as the Board in its discretion shall determine; provided, however, that an Option may not be exercised as to less than 100 shares at any one time (or the remaining shares then covered by the Option, if less than 100 shares). The
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Board may also establish conditions to exercise based upon continued employ-
ment, the attainment of specified financial performance goals and other rele-vant factors. The Board may waive any or all such conditions with respect to any or all Option recipients and may accelerate the expiration of the period during which any Option or portion of an Option shall not be exercisable.

  The purchase price of the shares of Common Stock purchased upon the exercise of an Option shall be paid in full at the time of exercise in cash or in whole or in part with shares of Common Stock. The value of any share delivered in payment of all or part of the purchase price upon the exercise of an Option shall be the closing sale price of a share of Common Stock on the New York Stock Exchange on the date the Option shall be exercised.

  Except as provided in Sections 10 and 11 hereof, an Option may not be exer-cised in whole or in part unless the holder thereof shall then be an employee of Bethlehem or of a subsidiary. The holder of an Option shall not have any of the rights of a stockholder with respect to the shares covered by his Option until and except to the extent that the Option shall have been duly exercised or the right to exercise the Option shall have been surrendered in whole or in part for shares of Common Stock as provided in Section 7 hereof.

7. SURRENDER OF OPTIONS.
  The Board, upon such terms and conditions as it shall deem appropriate, may (but shall not be obligated to) authorize on behalf of Bethlehem the acceptance of the surrender of the right to exercise an Option or a portion thereof (but only to the extent and in the amounts that such Option shall then be exercis-
able) and the payment by Bethlehem therefor of an amount equal to the excess of the fair market value of the shares of Common Stock covered by such Option or portion thereof over the option price of such shares. Such payment shall be made in shares of Common Stock (valued at fair market value), or in cash, or partly in cash and partly in shares of Common Stock, as the Board shall deter-mine. For the purposes of this Section 7, such fair market value shall be deemed to be the closing sale price of the Common Stock on the New York Stock Exchange on the date of surrender or, with respect to surrenders during the pe-riod beginning on the third business day following the date of release by Beth-lehem of its quarterly financial results and ending on the twelfth business day following the date of such release, such fair market value shall be determined by the Board but shall not exceed the highest closing sale price or be less than the lowest closing sale price of the Common Stock on the New York Stock Exchange during such period. The shares of Common Stock covered by an Option or portion thereof the right to exercise which shall have been so surrendered shall not again be available for the purposes of the Plan.

8. OPTION AGREEMENTS.
  Each Option shall be evidenced by a written option agreement which agreement (and any amendment thereof) shall contain such terms and provisions, consistent with the requirements of the Plan, as the Board in its discretion shall deter-mine. Option agreements need not be identical.

9. CONTINUING EMPLOYMENT OF OPTION RECIPIENTS.
  An option agreement may provide that (i) any shares of Common Stock issued upon the exercise of the Option provided for therein, (ii) any payment (whether in shares of Common Stock, or in cash, or some combination thereof) made by Bethlehem upon the surrender as provided in Section 7 hereof of the right to exercise the Option provided for therein, (iii) the Option itself provided for therein or (iv) any combination of the foregoing shall be forfeited and re-turned to Bethlehem if the recipient shall cease to remain in the employ of Bethlehem or one or more of its subsidiaries during the period or periods spec-ified by such agreement. The holder of an Option shall, as one of the terms of the option agreement relating thereto, agree to remain in the employ of Bethle-hem or one or more of its subsidiaries in order to exercise the Option. Such employment shall be at the pleasure of each employing corporation and at such compensation as such employing corporation shall reasonably determine. Any such condition to remain in the employ of Bethlehem or its subsidiaries shall not apply (i) if employment shall terminate or be terminated by reason of retire-ment, death or permanent disability or (ii) if a change in control as defined in this Section 9 shall have occurred. For purposes of this Plan, the term change in control shall mean (i) the first purchase of shares pursuant to a tender offer or exchange (other than a tender offer or exchange by Bethlehem) for all or part of Bethlehem's Common Stock or any securities convertible into such Common Stock, (ii) the receipt by Bethlehem of a Schedule 13D or other ad-vice indicating that a person is the "beneficial owner" (as that term is de-fined in Rule 13d-3 under the Securities Exchange Act of 1934) of 20% or more of Bethlehem's Common Stock calculated as provided in paragraph (d) of said Rule 13d-3, (iii) the date of approval by stockholders of Bethlehem of an agreement providing for any consolidation or merger of Bethlehem in which Beth-lehem will not be the continuing or surviving corporation or pursuant to which shares of Common Stock of Bethlehem would be converted into cash, securities or other property, other than a merger of Bethlehem in which the holders of Common Stock of Bethlehem immediately prior to the merger would have

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the same proportion of ownership of common stock of the surviving corporation immediately after the merger, (iv) the date of the approval by stockholders of Bethlehem of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Bethlehem or (v) the adoption of any plan or proposal for the liquidation or dissolution of Bethlehem.

10. RETIREMENT OR TERMINATION OF EMPLOYMENT OF OPTION RECIPIENTS BY REASON OF PERMANENT DISABILITY.
  If an employee to whom an Option shall have been granted shall retire, or if his employment shall terminate or be terminated by reason of permanent disabil-ity, such employee (and, if he shall die within five years after such retire-ment or such termination by reason of permanent disability, then the estate of such employee or a person who shall have acquired the right to exercise such Option by bequest or inheritance) may exercise such Option in whole or in part, and/or the Board may authorize the acceptance of the surrender of the right to exercise such Option or any portion thereof as provided in Section 7 hereof, at any time within five years after such retirement or after such termination by reason of permanent disability, but not after the expiration of the term of the Option.

  If an employee to whom an Option shall have been granted shall die after such retirement or such termination by reason of permanent disability and during the applicable period during which such Option may be exercised, his estate or the person who shall have acquired the right to exercise such Option by bequest or inheritance shall be deemed to have offered, immediately prior to the termina-tion of such period, to surrender the right to exercise such Option pursuant to the provisions of Section 7 hereof, unless such Option shall have theretofore been exercised, or the right to exercise such Option shall have theretofore been so surrendered, or such Option shall have been forfeited.

  If the employment of an employee to whom an Option shall have been granted shall be terminated otherwise than by reason of retirement, death or permanent disability, such Option shall, to the extent not theretofore forfeited or exer-cised or the right to exercise it theretofore surrendered, be canceled upon such termination of employment, and, if so provided in the related option agreement, the shares of Common Stock issued upon the exercise of the Option or the shares of Common Stock, or cash, or combination thereof paid by Bethlehem upon the surrender of the Option shall be forfeited and returned to Bethlehem.

  An Option shall not be affected by any change of duties or position of the holder or any temporary leave of absence granted to him by the employing corpo-ration. Nothing in the Plan or in any option agreement entered into pursuant to the Plan shall confer upon any employee any right to continue in the employ of Bethlehem or of any of its subsidiaries or interfere in any way with the right of Bethlehem or any such subsidiary to terminate the employment of such em-ployee at any time.

  For purposes of this Plan the term "permanent disability" means disability by bodily injury or disease, either occupational or non-occupational in cause, preventing the employee on the basis of satisfactory medical evidence from en-gaging in any employment of the type normally performed by the employee.

11. DEATH OF OPTION RECIPIENT; CHANGE IN CONTROL.

  If an employee to whom an Option shall have been granted shall die while em-ployed by Bethlehem or one or more of its subsidiaries, such Option may be ex-ercised in whole or in part, and/or the Board may authorize the acceptance of the surrender of the right to exercise such Option or any portion thereof as provided in Section 7 hereof, by the estate of such employee (or by a person who shall have acquired the right to exercise such Option by bequest or inheri-tance), at any time within five years after the death of such employee, but not after the expiration of the term of the Option.

  Anything in this Plan to the contrary notwithstanding, if a change in control (as defined in Section 9 hereof) shall occur, the right to exercise all out-standing Options to the extent such Options shall not theretofore have been forfeited or exercised or the right to exercise such Options theretofore sur-rendered shall automatically vest in accordance with their respective terms. Upon the occurrence of a change in control, an employee to whom an Option shall have been granted may exercise the portion, if any, of such Option that shall then be exercisable, and any and all installments of such Option that shall not then be exercisable and shall not theretofore have been forfeited shall auto-matically become exercisable on the date or dates established in the option agreement relating thereto as the date or dates on which such installment or installments shall become exercisable, regardless of whether the conditions, if any, to exercise based upon continued employment, the attainment of specified financial performance goals or any other factor shall have been or shall there-after be satisfied. Such employee or, if such employee shall die, the estate of such employee (or a person who shall have acquired the right to exercise such Option by bequest or inheritance) may exercise each such portion that shall

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become exercisable pursuant to the immediately preceding sentence during the six-month period after it shall have become exercisable, but not after the ex-piration of the term of the Option.

                                     GRANTS

12. GRANTS.
  A Grant shall be subject to such terms and conditions as the Board in its discretion shall determine, which may include, without limitation, conditions for issuance of shares of Common Stock pursuant thereto at any time subsequent to the granting thereof or in installments from time to time or providing for forfeiture of such Grant or the shares issued or theretofore issued pursuant thereto in designated circumstances; provided, however, that upon the issuance of shares pursuant to a Grant, the recipient shall, with respect to such shares, be and become a Bethlehem stockholder except to the extent otherwise provided in such Grant. The Board may in its discretion award unrestricted shares of Common Stock in consideration of services theretofore rendered by the recipient. The Board in its discretion may require, among other things, that the recipient pay the par value for the shares to be issued pursuant to a Grant. Each Grant shall be evidenced by a written instrument in such form as the Board shall determine, including, without limitation, a certificate for shares of Common Stock bearing a legend indicating the restrictions of the Grant.

  In the event of a recipient's termination of employment for any reason prior to the lapse of restrictions applicable to a Grant made to such recipient, the Board may determine in its sole discretion that any or all rights to shares of Common Stock as to which there shall still remain unlapsed restrictions shall be forfeited by such recipient to Bethlehem without payment or any considera-tion by Bethlehem, and neither the recipient nor any successors, heirs, assigns or personal representatives of such recipient shall thereafter have any further rights or interest in such shares, or that the restrictions with respect to all or a portion of such shares shall terminate.

13. RESTRICTED STOCK AGREEMENTS.
  Each Grant of restricted shares shall be evidenced by a written restricted stock agreement which agreement (and any amendment thereof) may contain such terms and provisions, consistent with the requirements of the Plan, as the Board in its discretion shall determine. Restricted stock agreements need not be identical. Such agreements shall contain the following terms and conditions:

    (a) Restriction Period. A Grant of restricted shares made pursuant to this Plan may be subject to such terms, conditions and restrictions, in-cluding, without limitation, substantial risks of forfeiture based upon re-quirements relating to continued employment, the attainment of specified financial performance goals or other relevant factors and for such period or periods as shall be determined by the Board at the time that the Grant shall be awarded. The Board shall have the power to permit, in its discre-tion, an acceleration of the expiration of the applicable restriction pe-riod with respect to any part of or all the restricted Common Stock awarded to any recipient, and to waive any or all terms, conditions or restrictions contained in any or all restricted stock agreements.

    (b) Lapse of Restrictions. Each restricted stock agreement shall specify the terms and conditions upon which any restrictions on the right to receive shares representing restricted stock awarded under the Plan shall lapse, as determined by the Board. Upon the lapse of such restrictions, a certificate or certificates for shares of Common Stock without any restriction shall be issued to the recipient or his legal representative.

                         TERMS OF GENERAL APPLICABILITY

14. NONTRANSFERABILITY OF AWARDS.
  An Award shall not be transferable otherwise than by will or the laws of de-scent and distribution, and an Option may be exercised or the right to exercise an Option surrendered during the lifetime of the employee only by him, or if he shall be incompetent his legal representative.

15. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.
  In the event of changes in the outstanding Common Stock of Bethlehem by rea-son of stock dividends, stock splits, recapitalizations, mergers, consolida-tions, combinations or exchanges of shares, separations, reorganizations or liquidations, the number and class of shares to be issued pursuant to outstand-ing Awards and as to which Awards may be granted under the Plan shall be appro-priately adjusted by the Board. An adjustment shall not be made in the minimum number of shares which may be purchased at any time.


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16. NO LOANS IN CONNECTION WITH AWARDS.
  Neither Bethlehem nor any subsidiary may directly or indirectly lend money to any employee to acquire or carry shares of Common Stock purchased upon the ex-ercise of an Option or to pay in whole or in part for shares to be issued pur-suant to a Grant.

17. TAX WITHHOLDING.
  Bethlehem or a subsidiary shall have the power and the right to deduct or withhold or require a recipient of an Award to remit to Bethlehem or the sub-sidiary the amount of any taxes required to be withheld in connection with the grant, vesting or exercise of an Award. The Board may permit any taxes required to be withheld to be paid in cash, in already-owned shares of Common Stock or by the withholding of shares of Common Stock otherwise issuable upon the exer-cise or vesting of any such award, or any combination of the foregoing. The Board may from time to time establish procedures with respect to stock with-holding consistent with applicable requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission.

18. EFFECTIVENESS OF THE PLAN.
  The Plan shall become effective on April 26, 1994, upon its approval by the stockholders at the 1994 Annual Meeting of Stockholders or at any adjournment thereof. Unless the Plan shall be so approved, it shall be null and void.

19. TIME OF GRANTING OF AWARDS.
  Nothing contained in the Plan or in any resolution adopted or to be adopted by the Board or by any committee to which the Board shall have delegated power pursuant to Section 20 hereof or by the stockholders of Bethlehem with respect to the Plan shall constitute the granting of an Award. The granting of an Award shall take place on the date on which the Board shall approve the granting of such Award or such later date as the Board shall designate as the date of granting of such Award.

20. ADMINISTRATION OF THE PLAN.
  Subject to the express provisions of the Plan, the Board shall have plenary authority, in its discretion, to determine the terms and conditions to be in-cluded in any Award (which terms and conditions may differ with respect to re-cipients), the time or times at which, and the employees of Bethlehem and its subsidiaries to whom, Awards shall be granted, the type of such Awards, the purchase price (if any, in the case of Grants), and the number of the shares to be covered by each Award, the conditions of continuing employment, the time or times when each Option may be exercised or the right to exercise such Option may be surrendered and when restrictions provided for by any Grant may lapse and whether in whole or in installments; to interpret the Plan; to prescribe, amend and rescind the rules and regulations relating to it; and to make all other determinations which the Board shall deem necessary or advisable for the administration of the Plan. The Board may, however, at any time or from time to time, delegate to the Management Development and Compensation Committee or such other committee or committees (each of which shall consist of not less than three members of the Board) appointed by the Board any of or all the powers and duties of the Board under the Plan (except those relating to (i) the determina-tion whether the shares of Common Stock reserved for use in connection with the Plan shall be issued shares or unissued shares, (ii) the appointment of any such committee and (iii) the termination or amendment of the Plan). The Board may from time to time appoint members of any such committee in substitution for or in addition to members previously appointed, may fill vacancies, however caused, in any such committee and may discharge any such committee. So long as any such delegation shall be in force, any action by the Management Development and Compensation Committee or any other such committee within the scope of such delegation shall be and be deemed to be action by the Board under the Plan.

  Anything herein to the contrary notwithstanding, none of the employees of Bethlehem or any subsidiary shall as a member of the Board or of the Management Development and Compensation Committee or of any such other committee have any vote with regard to the granting of an Award to such employee, the purchase price (if any, in the case of Grants) of the shares of Common Stock covered by any such Award, the time at which any such Award shall be granted, the number of shares covered thereby, when an Option may be exercised or the right to ex-ercise it surrendered or when restrictions with respect to shares of restricted stock shall lapse and whether in whole or in installments, the conditions under which the Award or shares of Common Stock issued pursuant thereto shall be for-feited or the provisions of the related option or restricted stock agreement.

  Words in the masculine gender used herein shall be deemed to include the fem-inine gender.


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21. GOVERNMENT AND OTHER REGULATIONS.
  The obligation of Bethlehem to sell and deliver shares of Common Stock under the Options and pursuant to the Grants shall be subject to (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a regis-tration statement under the Securities Act of 1933, as deemed necessary or ap-propriate by counsel for Bethlehem, and (ii) the condition that such shares shall have been duly listed on the New York Stock Exchange.

22. NONEXCLUSIVITY OF THE PLAN.
  Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of Bethlehem for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive ar-rangements as it may deem desirable, including, without limitation, the grant-ing of stock options or stock otherwise than under the Plan, and such arrange-ments may be either applicable generally or only in specific cases.

23. AMENDMENT OF THE PLAN.
  The Plan may be amended by the stockholders of Bethlehem. The Board may also amend the Plan in such respects as it shall deem advisable; provided, however, that the Board may not, without approval of the stockholders of Bethlehem (i) (except as provided in Section 15 hereof) increase the maximum number of shares of Common Stock as to which Awards may be granted under the Plan, (ii) change the manner of determining the Option prices except to change the manner of de-termining the fair market value of the Common Stock as set forth in Sections 4 and 7 hereof, (iii) increase the maximum term of each Option as provided in
Section 5 hereof, (iv) change the provisions of the second paragraph of Section 20 hereof or (v) extend the term of the Plan as provided in Section 24 hereof. No amendment of the Plan may adversely affect any rights under an outstanding Option or Grant without the consent of the holder thereof.

24. TERMINATION OF THE PLAN.
  Unless extended by approval of the stockholders, the Plan will terminate on December 31, 2001; provided that the Board or the stockholders may terminate the Plan at an earlier date. No termination of the Plan may adversely affect any rights under an outstanding Option or Grant without the consent of the holder thereof.

25. GOVERNING LAW.
  To the extent that Federal laws do not otherwise control, the 1994 Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of Delaware.

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